PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Second Quarter 2024 Results
RANCHO CORDOVA, CA July 24, 2024 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $10.8 million for the three months ended June 30, 2024, as compared to $10.6 million for the three months ended March 31, 2024 and $12.7 million for the three months ended June 30, 2023.
Second Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	June 30, 2024	March 31, 2024	June 30, 2023
Return on average assets (“ROAA”)	1.23%	1.22%	1.55%
Return on average equity (“ROAE”)	11.72%	14.84%	19.29%
Pre-tax income	$15,152	$14,961	$17,169
Pre-tax, pre-provision income(1)	17,152	15,861	18,419
Net income	10,782	10,631	12,729
Basic earnings per common share	$0.51	$0.62	$0.74
Diluted earnings per common share	0.51	0.62	0.74
Weighted average basic common shares outstanding	21,039,798	17,190,867	17,165,344
Weighted average diluted common shares outstanding	21,058,085	17,272,994	17,168,995
Shares outstanding at end of period	21,319,583	17,353,251	17,257,357
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“We delivered strong second quarter results driven by continued momentum in the markets we serve. Total loans increased by $157.2 million, or 20.2% when annualized, and total deposits increased by $193.9 million, or 26.2% when annualized, which we attribute to the growing demand for our differentiated customer experience and the strength of our team.
We are seeing a positive turn in net interest margin with a 25 basis point increase from 3.14% in the first quarter to 3.39% in the second quarter of 2024. We are pleased to have decreased short-term borrowings from $120.0 million to zero. We are also pleased that, in addition to a first quarter cash dividend in 2024, we declared a second quarter cash dividend of $0.20 per share, exemplifying our focus on shareholder value. To safeguard this value, we diligently monitor changing market conditions and are confident in the Bank’s resilience in any interest rate environment.
In the second quarter, our successful public offering resulted in the issuance of 3,967,500 additional shares of common stock with net proceeds of approximately $80.9 million, allowing us to execute on our organic growth strategy and maintain momentum in the San Francisco Bay Area. We now have 19 employees in the San Francisco Bay Area who have contributed $161.3 million in deposits since the expansion began in June 2023. We expect this momentum to continue and to benefit our shareholders, employees, clients, and community.

In the first half of 2024, the Company and our employees received numerous awards and recognition.
The employee awards include a:
•Sacramento Business Journal’s Women Who Mean Business award
•Sacramento Business Journal C-Suite award
•National Association of Women Business Owners Outstanding Women Leader’s Executive award
•Independent Community Bankers of American 40 Under 40: Emerging Community Bank Leaders award
The Company awards include:
•The 2024 Greater Sacramento Economic Council’s Sustainability award
•The 2023 Raymond James Community Bankers Cup
•Being listed among the S&P Global Market Intelligence 2023 Top 20 Best-Performing Community Banks in the nation (banks with assets between $3 billion and $10 billion).”
Financial highlights during the quarter included the following:
•The Company sold an aggregate of 3,967,500 shares of its common stock at a public offering price of $21.75 per share in a public offering that closed in April 2024. The net proceeds to the Company, after deducting underwriting discounts, commissions, and offering expenses, were approximately $80.9 million.
•The Company’s San Francisco Bay Area team increased from 15 to 19 employees who generated deposit balances totaling $161.3 million at June 30, 2024, an increase of $65.1 million from March 31, 2024.
•Cash and cash equivalents were $190.4 million, representing 6.04% of total deposits at June 30, 2024, as compared to 6.27% at March 31, 2024.
•Total deposits increased by $193.9 million, or 6.56%, during the three months ended June 30, 2024, due to increases in both non-wholesale and wholesale deposits, which the Company defines as brokered deposits and public time deposits. During the three months ended June 30, 2024, non-wholesale deposits increased by $118.3 million, or 4.26%, and wholesale deposits increased by $75.5 million.
•The Company had no short-term borrowings at June 30, 2024, a decrease from $120.0 million at March 31, 2024.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 44.07% for the three months ended June 30, 2024, as compared to 44.50% for the three months ended March 31, 2024.
•For the three months ended June 30, 2024, net interest margin was 3.39%, as compared to 3.14% for the three months ended March 31, 2024 and 3.45% for the three months ended June 30, 2023. The effective Federal Funds rate remained at 5.33% as of June 30, 2024 and March 31, 2024 and increased from 5.08% as of June 30, 2023.
•Other comprehensive income was $0.2 million during the three months ended June 30, 2024. Unrealized losses, net of tax effect, on available-for-sale securities were $12.2 million as of June 30, 2024. Total carrying value of held-to-maturity and available-for-sale securities represented 0.08% and 2.91% of total interest-earning assets, respectively, as of June 30, 2024.
•The Company’s common equity Tier 1 capital ratio was 11.28% and 9.13% as of June 30, 2024 and March 31, 2024, respectively, with the additional common stock issued through the public offering that closed in April 2024 as the leading driver of the increase. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.

•Loan and deposit growth in the three and twelve months ended June 30, 2024 was as follows:

(in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Loans held for investment	$3,266,291	$3,104,130	$162,161	5.22%
Non-interest-bearing deposits	825,733	817,388	8,345	1.02%
Interest-bearing deposits	2,323,898	2,138,384	185,514	8.68%

(in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Loans held for investment	$3,266,291	$2,927,411	$338,880	11.58%
Non-interest-bearing deposits	825,733	833,707	(7,974)	(0.96)%
Interest-bearing deposits	2,323,898	2,096,032	227,866	10.87%
•The ratio of nonperforming loans to loans held for investment at period end remained at 0.06% at June 30, 2024 and March 31, 2024.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended June 30, 2024. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on July 18, 2024, which the Company expects to pay on August 12, 2024 to shareholders of record as of August 5, 2024.

Summary Results
Three months ended June 30, 2024, as compared to three months ended March 31, 2024
The Company’s net income was $10.8 million for the three months ended June 30, 2024, as compared to $10.6 million for the three months ended March 31, 2024. Net interest income increased by $2.3 million, primarily due to an increase in interest income due to loan growth at higher yields bolstered by a decrease in interest expense due to lower average wholesale deposit balances, as compared to the three months ended March 31, 2024. The provision for credit losses increased by $1.1 million, with loan growth and increases in net charge-offs in the three months ended June 30, 2024 as the leading drivers. Non-interest income decreased by $0.3 million, primarily due to a reduction in gains from distributions received on equity investments in venture-backed funds during the three months ended June 30, 2024, as compared to the three months ended March 31, 2024. Non-interest expense increased by $0.8 million, primarily related to increases in: (i) commissions related primarily to higher loan production; (ii) travel, conferences, and professional membership fees; and (iii) sponsorships and donations, as compared to the three months ended March 31, 2024.
Three months ended June 30, 2024, as compared to three months ended June 30, 2023
The Company’s net income was $10.8 million for the three months ended June 30, 2024, as compared to $12.7 million for the three months ended June 30, 2023. Net interest income increased by $1.5 million as increases in interest income due to loan growth at higher yields more than offset increases in interest expense due to larger average deposit balances at higher rates. The provision for credit losses increased by $0.8 million primarily due to loan growth and increases in net charge-offs in the three months ended June 30, 2024, as compared to the three months ended June 30, 2023. Non-interest income decreased by $1.2 million, primarily due to a reduction in gains from distributions received on equity investments in venture-backed funds during the three months ended June 30, 2024, as compared to the three months ended June 30, 2023. Non-interest expense increased by $1.5 million, with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	June 30, 2024	March 31, 2024	$ Change	% Change
Selected operating data:
Net interest income	$29,092	$26,744	$2,348	8.78%
Provision for credit losses	2,000	900	1,100	122.22%
Non-interest income	1,573	1,833	(260)	(14.18)%
Non-interest expense	13,513	12,716	797	6.27%
Pre-tax income	15,152	14,961	191	1.28%
Provision for income taxes	4,370	4,330	40	0.92%
Net income	$10,782	$10,631	$151	1.42%
Earnings per common share:
Basic	$0.51	$0.62	$(0.11)	(17.74)%
Diluted	0.51	0.62	(0.11)	(17.74)%
Performance and other financial ratios:
ROAA	1.23%	1.22%
ROAE	11.72%	14.84%
Net interest margin	3.39%	3.14%
Cost of funds	2.56%	2.62%
Efficiency ratio	44.07%	44.50%

	Three months ended
(in thousands, except per share data)	June 30, 2024	June 30, 2023	$ Change	% Change
Selected operating data:
Net interest income	$29,092	$27,578	$1,514	5.49%
Provision for credit losses	2,000	1,250	750	60.00%
Non-interest income	1,573	2,820	(1,247)	(44.22)%
Non-interest expense	13,513	11,979	1,534	12.81%
Pre-tax income	15,152	17,169	(2,017)	(11.75)%
Provision for income taxes	4,370	4,440	(70)	(1.58)%
Net income	$10,782	$12,729	$(1,947)	(15.30)%
Earnings per common share:
Basic	$0.51	$0.74	$(0.23)	(31.08)%
Diluted	0.51	0.74	(0.23)	(31.08)%
Performance and other financial ratios:
ROAA	1.23%	1.55%
ROAE	11.72%	19.29%
Net interest margin	3.39%	3.45%
Cost of funds	2.56%	2.04%
Efficiency ratio	44.07%	39.41%
Balance Sheet Summary

(in thousands)	June 30, 2024	December 31, 2023	$ Change	% Change
Selected financial condition data:
Total assets	$3,634,217	$3,593,125	$41,092	1.14%
Cash and cash equivalents	190,359	321,576	(131,217)	(40.80)%
Total loans held for investment	3,266,291	3,081,719	184,572	5.99%
Total investments	106,177	111,160	(4,983)	(4.48)%
Total liabilities	3,253,747	3,307,351	(53,604)	(1.62)%
Total deposits	3,149,631	3,026,896	122,735	4.05%
Subordinated notes, net	73,822	73,749	73	0.10%
Total shareholders’ equity	380,470	285,774	94,696	33.14%
•Insured and collateralized deposits were approximately $2.0 billion, representing approximately 64.70% of total deposits as of June 30, 2024. Net uninsured and uncollateralized deposits were approximately $1.1 billion as of June 30, 2024.
•Commercial and consumer deposit accounts constituted approximately 78% of total deposits. Deposit relationships of at least $5 million represented approximately 60% of total deposits and had an average age of approximately 8.46 years as of June 30, 2024.
•Cash and cash equivalents as of June 30, 2024 were $190.4 million, representing 6.04% of total deposits at June 30, 2024, as compared to 6.27% as of March 31, 2024.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $1.6 billion as of June 30, 2024.

	June 30, 2024			Available
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings
FHLB advances	$1,004,397	$571,500	$—	$432,897
Federal Reserve Discount Window	829,179	—	—	829,179
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	190,359
Total	$2,008,576	$571,500	$—	$1,627,435
The increase in total assets from December 31, 2023 to June 30, 2024 was primarily due to a $184.6 million increase in total loans held for investment, partially offset by a $131.2 million decrease in cash and cash equivalents. The $184.6 million increase in total loans held for investment between December 31, 2023 and June 30, 2024 was a result of $539.9 million in loan originations and advances, partially offset by $150.0 million and $205.3 million in loan payoffs and paydowns, respectively. The $184.6 million increase in total loans held for investment included a purchase of loans within the consumer concentration of the loan portfolio, representing $73.3 million. The $131.2 million decrease in cash and cash equivalents primarily resulted from net cash outflows related to investing activities of $173.4 million, partially offset by net cash inflows related to financing and operating activities of $25.9 million and $16.3 million, respectively.
The decrease in total liabilities from December 31, 2023 to June 30, 2024 was primarily due to a decrease in other borrowings of $170.0 million, partially offset by an increase in interest-bearing deposits of $128.1 million. The increase in interest-bearing deposits was largely due to an increase in money market deposits of $281.8 million, partially offset by decreases in time deposits and interest-bearing demand deposits of $133.1 million and $20.5 million, respectively.
The increase in total shareholders’ equity from December 31, 2023 to June 30, 2024 was primarily a result of $80.9 million of additional common stock outstanding and net income recognized of $21.4 million, partially offset by $7.7 million in cash distributions paid during the period.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Interest and fee income	$48,998	$47,541	$1,457	3.06%
Interest expense	19,906	20,797	(891)	(4.28)%
Net interest income	$29,092	$26,744	$2,348	8.78%
Net interest margin	3.39%	3.14%

	Three months ended
(in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Interest and fee income	$48,998	$42,793	$6,205	14.50%
Interest expense	19,906	15,215	4,691	30.83%
Net interest income	$29,092	$27,578	$1,514	5.49%
Net interest margin	3.39%	3.45%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	June 30, 2024			March 31, 2024			June 30, 2023
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$148,936	$1,986	5.36%	$233,002	$3,102	5.35%	$179,894	$2,218	4.95%
Investment securities	105,819	650	2.47%	109,177	653	2.41%	116,107	646	2.23%
Loans held for investment and sale	3,197,921	46,362	5.83%	3,082,290	43,786	5.71%	2,914,388	39,929	5.50%
Total interest-earning assets	3,452,676	48,998	5.71%	3,424,469	47,541	5.58%	3,210,389	42,793	5.35%
Interest receivable and other assets, net	84,554			93,983			75,416
Total assets	$3,537,230			$3,518,452			$3,285,805

Liabilities and shareholders’ equity
Interest-bearing demand	$291,470	$1,104	1.52%	$300,325	$1,126	1.51%	$290,404	$825	1.14%
Savings	120,080	856	2.87%	124,561	861	2.78%	139,522	758	2.18%
Money market	1,547,814	13,388	3.48%	1,410,264	12,155	3.47%	1,283,353	8,136	2.54%
Time	272,887	3,369	4.96%	429,586	5,369	5.03%	370,864	4,250	4.60%
Subordinated debt and other borrowings	75,747	1,189	6.31%	82,775	1,286	6.25%	80,192	1,246	6.23%
Total interest-bearing liabilities	2,307,998	19,906	3.47%	2,347,511	20,797	3.56%	2,164,335	15,215	2.82%
Demand accounts	817,668			842,105			828,748
Interest payable and other liabilities	41,429			40,730			28,034
Shareholders’ equity	370,135			288,106			264,688
Total liabilities & shareholders’ equity	$3,537,230			$3,518,452			$3,285,805

Net interest spread			2.24%			2.02%			2.53%
Net interest income/margin		$29,092	3.39%		$26,744	3.14%		$27,578	3.45%

Net interest income during the three months ended June 30, 2024 increased $2.3 million and net interest margin increased 25 basis points compared to the three months ended March 31, 2024. Interest income increased $1.5 million compared to the prior quarter, primarily due to loan growth at higher yields. Average loan yields increased 12 basis points compared to the prior quarter, while average balances increased 3.75%. The increase in interest income compared to the prior quarter was bolstered by a $0.9 million decrease in interest expense, primarily due to lower average wholesale deposit balances. Average cost of wholesale deposits, individually, decreased 11 basis points compared to the prior quarter, while average balances decreased 38.93%. Average cost of total deposits, including wholesale deposits, decreased 6 basis points compared to the prior quarter, while average balances decreased 1.83%.
As compared to the three months ended June 30, 2023, net interest income increased $1.5 million and net interest margin decreased 6 basis points. The increase in net interest income is primarily attributable to loan growth at higher yields, partially offset by deposit growth at higher interest rates. Interest income increased by $6.2 million, as compared to the same quarter of the prior year. Average loan yields increased 33 basis points while average balances increased 9.73%, as compared to the same quarter of the prior year. The increase in interest income was partially offset by an additional $4.7 million in interest expense compared to the same quarter of the prior year. Average cost of total deposits, including wholesale deposits, increased 55 basis points compared to the same quarter of the prior year, while average balances increased 4.70%. Average cost of wholesale deposits, individually, increased 23 basis points compared to the same quarter of the prior year, while average balances decreased 29.52%. In addition, the average balance of non-interest-bearing deposits decreased by $11.1 million compared to the same quarter of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of June 30, 2024:

(in thousands)
Real estate:
Commercial	$2,774,001
Commercial land and development	4,766
Commercial construction	72,444
Residential construction	9,011
Residential	29,641
Farmland	48,852
Commercial:
Secured	154,080
Unsecured	23,198
Consumer and other	152,564
Net deferred loan fees	(2,266)
Total loans held for investment	$3,266,291
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of June 30, 2024:

(in thousands)
Interest-bearing demand accounts	$299,815
Money market accounts	1,564,120
Savings accounts	126,532
Time accounts	333,431
Total interest-bearing deposits	$2,323,898

Asset Quality
Allowance for Credit Losses
At June 30, 2024, the Company’s allowance for credit losses was $35.4 million, as compared to $34.4 million at December 31, 2023. The $1.0 million increase in the allowance is due to a $3.0 million provision for credit losses recorded during the six months ended June 30, 2024, partially offset by net charge-offs of $2.0 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment remained at 0.06% between June 30, 2024 and December 31, 2023. Loans designated as watch increased from $39.6 million to $58.0 million between December 31, 2023 and June 30, 2024. Loans designated as substandard decreased from $2.0 million to $1.9 million between December 31, 2023 and June 30, 2024. There were no loans with doubtful risk grades at June 30, 2024 or December 31, 2023.
A summary of the allowance for credit losses by loan class is as follows:

	June 30, 2024		December 31, 2023
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$24,708	69.79%	$29,015	84.27%
Commercial land and development	72	0.20%	178	0.52%
Commercial construction	1,097	3.10%	718	2.08%
Residential construction	100	0.28%	89	0.26%
Residential	195	0.55%	151	0.44%
Farmland	402	1.14%	399	1.16%
	26,574	75.06%	30,550	88.73%
Commercial:
Secured	7,386	20.86%	3,314	9.62%
Unsecured	214	0.60%	189	0.55%
	7,600	21.46%	3,503	10.17%
Consumer and other	1,232	3.48%	378	1.10%
Total allowance for credit losses	$35,406	100.00%	$34,431	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.08% at June 30, 2024, as compared to 1.12% at December 31, 2023.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Service charges on deposit accounts	$189	$188	$1	0.53%
Gain on sale of loans	449	369	80	21.68%
Loan-related fees	370	429	(59)	(13.75)%
FHLB stock dividends	329	332	(3)	(0.90)%
Earnings on bank-owned life insurance	158	142	16	11.27%
Other income	78	373	(295)	(79.09)%
Total non-interest income	$1,573	$1,833	$(260)	(14.18)%
Gain on sale of loans. The increase resulted from an increase in the volume of loans sold, partially offset by a decline in the effective yield of loans sold. During the three months ended June 30, 2024, approximately $6.8 million of loans were sold with an effective yield of 6.60%, as compared to approximately $5.2 million of loans sold with an effective yield of 7.08% during the three months ended March 31, 2024.
Other income. The decrease resulted primarily from a $0.3 million gain from distributions received on equity investments in venture-backed funds during the three months ended March 31, 2024, which did not occur during the three months ended June 30, 2024.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Service charges on deposit accounts	$189	$135	$54	40.00%
Gain on sale of loans	449	641	(192)	(29.95)%
Loan-related fees	370	389	(19)	(4.88)%
FHLB stock dividends	329	189	140	74.07%
Earnings on bank-owned life insurance	158	126	32	25.40%
Other income	78	1,340	(1,262)	(94.18)%
Total non-interest income	$1,573	$2,820	$(1,247)	(44.22)%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold, partially offset by an improvement in the effective yield of loans sold. During the three months ended June 30, 2024, approximately $6.8 million of loans were sold with an effective yield of 6.60%, as compared to approximately $10.9 million of loans sold with an effective yield of 5.89% during the three months ended June 30, 2023.
FHLB stock dividends. The increase related to increases in the annualized dividend rate and total average shares outstanding to 8.75% and 150,000 for the three months ended June 30, 2024 from 7.00% and 108,901 shares for the three months ended June 30, 2023.
Other income. The decrease related to a $1.3 million gain from distributions received on equity investments in venture-backed funds during the three months ended June 30, 2023, which did not occur during the three months ended June 30, 2024.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Salaries and employee benefits	$7,803	$7,577	$226	2.98%
Occupancy and equipment	646	626	20	3.19%
Data processing and software	1,235	1,157	78	6.74%
Federal Deposit Insurance Corporation (“FDIC”) insurance	390	400	(10)	(2.50)%
Professional services	767	707	60	8.49%
Advertising and promotional	615	460	155	33.70%
Loan-related expenses	297	297	—	—%
Other operating expenses	1,760	1,492	268	17.96%
Total non-interest expense	$13,513	$12,716	$797	6.27%
Salaries and employee benefits. The increase related primarily to: (i) a $0.5 million increase in commissions related primarily to higher loan production; and (ii) a $0.3 million increase in salaries, benefits, and bonus expense related to a 2.75% increase in headcount during the quarter. These increases were partially offset by a $0.6 million increase in loan origination costs due to higher loan production.

Advertising and promotional. The increase related primarily to an overall increase in in sponsorships and donations made, as more events were sponsored and attended compared to the three months ended March 31, 2024.
Other operating expenses. The increase in other operating expenses was primarily due to a $0.2 million increase in travel, conference fees, and professional membership fees, as compared to the three months ended March 31, 2024.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Salaries and employee benefits	$7,803	$6,421	$1,382	21.52%
Occupancy and equipment	646	551	95	17.24%
Data processing and software	1,235	1,013	222	21.92%
FDIC insurance	390	410	(20)	(4.88)%
Professional services	767	586	181	30.89%
Advertising and promotional	615	733	(118)	(16.10)%
Loan-related expenses	297	324	(27)	(8.33)%
Other operating expenses	1,760	1,941	(181)	(9.33)%
Total non-interest expense	$13,513	$11,979	$1,534	12.81%
Salaries and employee benefits. The increase during the three months ended June 30, 2024 compared to the three months ended June 30, 2023 related primarily to: (i) a $0.9 million increase in salaries, benefits, and bonus expense for new employees hired since June 2023 to support expansion into the San Francisco Bay Area; (ii) a $0.3 million increase in commissions earned, largely due to commissions paid to the San Francisco Bay Area team, which did not occur during the three months ended June 30, 2023; and (iii) a $0.2 million decrease in loan origination costs due to lower loan production period-over-period.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to: (i) a $0.1 million increase of audit fees for 2024 audits; and (ii) a $0.1 million increase in IT consulting services due to an overall increase in service charges.
Advertising and promotional. The decrease related primarily to an overall decline in sponsorships and donations made, as fewer events were sponsored and attended compared to the three months ended June 30, 2023.
Other operating expenses. The decrease was primarily due to a $0.2 million decrease in travel, conference fees, and professional membership fees, as compared to the three months ended June 30, 2023.
Provision for Income Taxes
Three months ended June 30, 2024, as compared to three months ended March 31, 2024
Provision for income taxes increased slightly to $4.4 million for the three months ended June 30, 2024 from $4.3 million for the three months ended March 31, 2024, primarily driven by an overall increase in pre-tax income. The effective tax rates were 28.84% and 28.94% for the three months ended June 30, 2024 and March 31, 2024, respectively.
Three months ended June 30, 2024, as compared to three months ended June 30, 2023
Provision for income taxes decreased by $0.1 million, or 1.58%, for the three months ended June 30, 2024 compared to the three months ended June 30, 2023, primarily driven by a $0.5 million state tax benefit recorded during the three months ended June 30, 2023 relating to an overall reduction in the state tax blended rate for the Company since its transition to a C Corporation, which did not occur during the three months ended June 30, 2024. The effective tax rates for the three months ended June 30, 2024 and June 30, 2023, were 28.84% and 25.86% respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Thursday, July 25, 2024 at 1:00 p.m. ET (10:00 a.m. PT) to discuss its second quarter financial results. To view the live webcast, visit the “News & Events”

section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has seven branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the three months ended March 31, 2024, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	June 30, 2024	March 31, 2024	June 30, 2023
Revenue and Expense Data
Interest and fee income	$48,998	$47,541	$42,793
Interest expense	19,906	20,797	15,215
Net interest income	29,092	26,744	27,578
Provision for credit losses	2,000	900	1,250
Net interest income after provision	27,092	25,844	26,328
Non-interest income:
Service charges on deposit accounts	189	188	135
Gain on sale of loans	449	369	641
Loan-related fees	370	429	389
FHLB stock dividends	329	332	189
Earnings on bank-owned life insurance	158	142	126
Other income	78	373	1,340
Total non-interest income	1,573	1,833	2,820
Non-interest expense:
Salaries and employee benefits	7,803	7,577	6,421
Occupancy and equipment	646	626	551
Data processing and software	1,235	1,157	1,013
FDIC insurance	390	400	410
Professional services	767	707	586
Advertising and promotional	615	460	733
Loan-related expenses	297	297	324
Other operating expenses	1,760	1,492	1,941
Total non-interest expense	13,513	12,716	11,979
Income before provision for income taxes	15,152	14,961	17,169
Provision for income taxes	4,370	4,330	4,440
Net income	$10,782	$10,631	$12,729

Comprehensive Income
Net income	$10,782	$10,631	$12,729
Net unrealized holding gain (loss) on securities available-for-sale during the period	295	(955)	(1,462)
Less: Income tax expense (benefit) related to other comprehensive income (loss)	87	(282)	(432)
Other comprehensive income (loss)	208	(673)	(1,030)
Total comprehensive income	$10,990	$9,958	$11,699

	Three months ended
(in thousands, except per share and share data)	June 30, 2024	March 31, 2024	June 30, 2023
Share and Per Share Data
Earnings per common share:
Basic	$0.51	$0.62	$0.74
Diluted	0.51	0.62	0.74
Book value per share	17.85	16.86	15.60
Tangible book value per share(1)	17.85	16.86	15.60
Weighted average basic common shares outstanding	21,039,798	17,190,867	17,165,344
Weighted average diluted common shares outstanding	21,058,085	17,272,994	17,168,995
Shares outstanding at end of period	21,319,583	17,353,251	17,257,357

Credit Quality
Allowance for credit losses to period end nonperforming loans	1,882.30%	1,806.73%	11,839.25%
Nonperforming loans to loans held for investment	0.06%	0.06%	0.01%
Nonperforming assets to total assets	0.05%	0.06%	0.01%
Nonperforming loans plus performing loan modifications to loans held for investment	0.06%	0.06%	0.01%

Selected Financial Ratios
ROAA	1.23%	1.22%	1.55%
ROAE	11.72%	14.84%	19.29%
Net interest margin	3.39%	3.14%	3.45%
Loan to deposit	103.87%	105.37%	100.21%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Balance Sheet Data
Cash and due from financial institutions	$28,572	$29,750	$28,568
Interest-bearing deposits in banks	161,787	155,575	271,555
Time deposits in banks	4,097	5,878	7,343
Securities - available-for-sale, at fair value	103,204	105,006	110,794
Securities - held-to-maturity, at amortized cost	2,973	3,000	3,486
Loans held for sale	5,322	10,243	8,559
Loans held for investment	3,266,291	3,104,130	2,927,411
Allowance for credit losses	(35,406)	(34,653)	(33,984)
Loans held for investment, net of allowance for credit losses	3,230,885	3,069,477	2,893,427
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	6,630	6,932	5,032
Premises and equipment, net	1,610	1,569	1,599
Bank-owned life insurance	19,030	18,872	16,897
Interest receivable and other assets	55,107	55,058	40,441
Total assets	$3,634,217	$3,476,360	$3,402,701

Non-interest-bearing deposits	$825,733	$817,388	$833,707
Interest-bearing deposits	2,323,898	2,138,384	2,096,032
Total deposits	3,149,631	2,955,772	2,929,739
Subordinated notes, net	73,822	73,786	73,677
Other borrowings	—	120,000	100,000
Operating lease liability	7,077	7,320	5,275
Interest payable and other liabilities	23,217	26,902	24,870
Total liabilities	3,253,747	3,183,780	3,133,561

Common stock	301,968	220,804	220,021
Retained earnings	90,734	84,216	62,095
Accumulated other comprehensive loss, net of taxes	(12,232)	(12,440)	(12,976)
Total shareholders’ equity	380,470	292,580	269,140
Total liabilities and shareholders’ equity	$3,634,217	$3,476,360	$3,402,701

Quarterly Average Balance Data
Average loans held for investment and sale	$3,197,921	$3,082,290	$2,914,388
Average interest-earning assets	3,452,676	3,424,469	3,210,389
Average total assets	3,537,230	3,518,452	3,285,805
Average deposits	3,049,919	3,106,841	2,912,891
Average total equity	370,135	288,106	264,688

Capital Ratios
Total shareholders’ equity to total assets	10.47%	8.42%	7.91%
Tangible shareholders’ equity to tangible assets(1)	10.47%	8.42%	7.91%
Total capital (to risk-weighted assets)	14.38%	12.34%	12.43%
Tier 1 capital (to risk-weighted assets)	11.28%	9.13%	9.05%
Common equity Tier 1 capital (to risk-weighted assets)	11.28%	9.13%	9.05%
Tier 1 leverage ratio	11.05%	8.63%	8.66%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Pre-tax, pre-provision income
Pre-tax income	$15,152	$14,961	$17,169
Add: provision for credit losses	2,000	900	1,250
Pre-tax, pre-provision income	$17,152	$15,861	$18,419
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com